EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 8, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2006 Annual Report to Shareholders of International Aluminum Corporation, which is incorporated by reference in International Aluminum Corporation’s Annual Report on Form 10-K for the year ended June 30, 2006.  We also consent to the incorporation by reference of our report dated September 8, 2006 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
November 16, 2006